As filed with the Securities and Exchange Commission on June 19, 2014

Registration No. 333-57492

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-57492

UNDER

THE SECURITIES ACT OF 1933

JOS. A. BANK CLOTHIERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-3189198
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

500 Hanover Pike

Hampstead, MD 21074

(410) 239-2700

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jos. A. Bank Clothiers, Inc. Stock Option Plan for Robert N. Wildrick

(Full title of the Plan)

Jon W. Kimmins

Executive Vice President, Treasurer and Chief Financial Officer

500 Hanover Pike

Hampstead, Maryland 21074

(410) 239-5730

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Steven A. Seidman

Michael A. Schwartz

Laura L. Delanoy

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

RECENT EVENTS: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Registration Statement No. 333-57492 (the “Registration Statement”) of Jos. A. Bank Clothiers, Inc. (the “Company”) on Form S-8, registering 600,000 shares of the Company’s common stock, par value $0.01 (“Common Stock”) under the Jos. A. Bank Clothiers, Inc. Stock Option Plan for Robert N. Wildrick, as amended.

On June 18, 2014, after completion of a tender offer (the “Offer”) by Java Corp. (“Java”), a Delaware corporation wholly owned by The Men’s Wearhouse, Inc., a Texas corporation (“MW”), for all of the outstanding shares of Common Stock, Java merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).  Pursuant to the Agreement and Plan of Merger, dated as of March 11, 2014, governing the Merger, each outstanding share of Common Stock not tendered in the Offer (other than (i) shares of Common Stock held in treasury by the Company or owned by the Company, MW or any of their respective direct or indirect wholly owned subsidiaries, which shares were cancelled in the Merger, and (ii) shares owned by the Company’s stockholders who properly perfected their appraisal rights under the Delaware General Corporation Law) was converted into the right to receive $65.00 in cash, without interest, less any required withholding taxes.  The Merger became effective on June 18, 2014 (the “Effective Time”) following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the Effective Time.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 19, 2014.

JOS. A. BANK CLOTHIERS, INC.

By:	/s/ Jon W. Kimmins
Name:	Jon W. Kimmins
Title:	Executive Vice President, Treasurer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated, on June 19, 2014.

Signature	Title

/s/ Douglas S. Ewert	Director, President and Chief Executive Officer
Name: Douglas S. Ewert	(Principal Executive Officer)

/s/ Jon W. Kimmins	Director, Executive Vice President, Treasurer and Chief Financial Officer
Name: Jon W. Kimmins	(Principal Financial Officer)

/s/ Brian Vaclavik	Senior Vice President and Chief Accounting Officer
Name: Brian Vaclavik	(Principal Accounting Officer)

3